Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

Media Contact: Investor Contact:	News Release Lauren C. Steele VP Corporate Affairs 704-557-4551 Steven D. Westphal Senior VP - CFO 704-557-4456

FOR IMMEDIATE RELEASE	Symbol: COKE
April 28, 2006	Quoted: The NASDAQ Stock Market (National Market)

Coca-Cola Bottling Co. Consolidated Reports First Quarter 2006 Results

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated today announced it earned $0.8 million or $.09 per share in the first quarter of 2006. In the first quarter of 2005, the Company earned $0.7 million or $.08 per share.

J. Frank Harrison, III, Chairman and CEO, said, “The Company’s results for the first quarter of 2006 reflect revenue growth of $24.0 million or approximately 8%, which offset cost increases in raw materials, fuel, employee benefits and interest expense. Revenue growth resulted primarily from an increase in average revenue per case of approximately 6.5% and growth in sales to other bottlers of $10.2 million or approximately 38%.” Mr. Harrison said that he was pleased with the Company’s revenue results in the first quarter, which was the third consecutive quarter of solid revenue growth. Mr. Harrison also noted that the Company historically has generated the majority of its profits in the second and third quarters of the year.

William B. Elmore, President and COO, said, “We are very focused on revenue growth, and the expansion of the Company’s energy products portfolio is yielding significant improvements in revenue and gross margin. Energy products contributed 47% of the increase in revenue and 34% of the improvement in gross margin in the first quarter of 2006 compared to the first quarter of 2005.” Mr. Elmore also said, “The Company is focused on improving its asset and labor productivity and improving overall resource efficiencies. As we have previously disclosed, the Company began the rollout of a change to its primary delivery method in the first quarter of 2006. The implementation of this enhanced delivery method should generate significant vehicle productivity gains and labor productivity improvements, and should impact more than half of the total delivery routes that the Company currently operates. The Company anticipates the implementation of this delivery method will continue over the next two to three years.”

Cautionary Information Regarding Forward-Looking Statements

Included in this press release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements about the Company’s expectations that the implementation of the enhanced delivery method will continue over the next two to three years, will generate significant vehicle productivity gains and labor productivity improvements and will impact more than half of the total delivery routes that the Company currently operates.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties that could adversely affect future periods are: lower than expected selling prices resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in public and consumer preferences related to non-alcoholic beverages; our inability to meet requirements under bottling contracts; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies level of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increase in workers’ compensation, employment practices and vehicle accident costs; sustained increases in the cost of employee benefits; changes in interest rates; The Coca-Cola Company’s potential impact on our debt rating; changes in legal contingencies; additional taxes resulting from tax audits; natural disasters and unfavorable weather; issues surrounding labor relations; recent bottler litigation and our use of estimates and assumptions. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended January 1, 2006 under Part I, Item 1A “Risk Factors”. The Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	First Quarter
	2006	2005
Net sales	$333,179	$309,185

Cost of sales	187,153	169,651

Gross margin	146,026	139,534
Selling, delivery and administrative expenses	131,728	125,899
Amortization of intangibles	148	409

Income from operations	14,150	13,226

Interest expense	12,220	11,498
Minority interest	556	520

Income before income taxes	1,374	1,208
Income taxes	559	489

Net income	$815	$719

Basic net income per share	$.09	$.08

Diluted net income per share	$.09	$.08

Weighted average number of common shares outstanding	9,103	9,083

Weighted average number of common shares outstanding - assuming dilution	9,112	9,083